Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sungy Mobile Limited:

We consent to the use of our report dated April 29, 2014, with respect to the consolidated balance sheets of Sungy Mobile Limited as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), changes in equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated herein by reference.

/s/ KPMG Huazhen (SGP)

Beijing, China

July 15, 2014